Exhibit 99.1

AtlasClear Holdings Reports 84% Revenue Growth, Profitability, and Positive Stockholders’

Equity for Fiscal Second Quarter 2026

-Revenue Increased 84% Year Over Year, Reflecting Accelerating Operating Momentum-

-Stockholders’ Equity Turned Positive to $21.7 Million, Representing an Increase of ~$60 Million Compared to Fiscal Year-End 2024-

-Liquidity Strengthened With $46.2 Million in Cash and Restricted Cash, Enhancing Financial Flexibility-

-Wilson-Davis Net Capital Exceeded Regulatory Requirements by $14.4 Million, Underscoring Platform Strength-

-Earnings Call Scheduled for Friday, February 13, 2026, at 8:30 AM ET

TAMPA, Fla., February 13, 2026 (GLOBE NEWSWIRE) — AtlasClear Holdings, Inc. (NYSE American: ATCH) (“AtlasClear” or the “Company”), a technology-enabled financial services platform modernizing trading, clearing, settlement, and banking infrastructure, today announced financial results for its fiscal second quarter ended December 31, 2025. The Company will host its earnings conference call this morning at 8:30 AM Eastern Time.

Fiscal Second Quarter 2026 Financial Highlights

(Quarter Ended December 31, 2025)

●	Revenue increased 84% year over year to $5.1 million, compared to $2.7 million in the prior-year quarter.

●	Net income totaled $6.8 million, primarily driven by operating growth and non-cash fair value adjustments.

●	Stockholders’ equity increased to $21.7 million, compared to a deficit of $(6.8) million as of June 30, 2025, representing an improvement of approximately $59.8 million compared to fiscal year-end June 30, 2024.

●	Cash and restricted cash totaled $46.2 million at quarter end.

●	Wilson-Davis & Co., Inc. delivered strong operating performance, supported by growth in commissions, stock locate services, and clearing-related activity, and ended the quarter with net capital of $14.7 million.

Management Commentary:

“Over the past year, we have remained focused on strengthening our operational infrastructure, improving efficiency, and reinforcing our capital position,” said Craig Ridenhour, President of AtlasClear Holdings. “Those efforts are now translating into measurable financial results, including top-line revenue growth and broader utilization of our platform. Wilson-Davis continues to execute consistently and serves as the operational engine of our integrated clearing and financial services strategy.”

“This quarter represents a clear turning point for the Company,” said John Schaible, Executive Chairman, AtlasClear Holdings. “We exited the year with positive stockholders’ equity and substantially strengthened liquidity. Importantly, the nearly $60 million improvement in stockholders’ equity since fiscal year-end 2024 reflects the disciplined capital actions and operating progress made over the past twelve months. AtlasClear is now operating from a position of strength as we continue to scale initiatives already underway and further establish our role as a modern financial infrastructure provider.”

Operating Performance

Fourth-quarter revenue growth was driven primarily by increased commission activity, expanded stock locate and fully paid lending services, and Wilson-Davis serving as a selling agent in at-the-market offerings. These drivers reflect higher client activity and broader utilization of the platform’s service offerings.

Expenses increased in line with revenue growth, reflecting higher variable compensation, clearing and data processing costs associated with expanded services, and stock-based compensation related to new executive employment agreements.

Liquidity and Capital Resources

As of December 31, 2025:

●	Cash and cash equivalents totaled $23.1 million.

●	Total cash and restricted cash amounted to $46.2 million.

●	Total assets increased to $77.6 million, compared to $60.9 million as of June 30, 2025.

During the fourth quarter, the Company completed a $20 million financing, consisting of a $10 million secured convertible note and a $10 million equity unit offering. Management believes these proceeds, together with anticipated cash flows from operations, provide sufficient liquidity to support operations for at least the next twelve months.

Strategic Progress

During the quarter, AtlasClear continued to expand correspondent clearing relationships, stock loan and margin-related services, and ancillary clearing offerings. Development of the AtlasClear technology platform remains ongoing, alongside progress toward the proposed acquisition of Commercial Bancorp of Wyoming, subject to regulatory approvals.

Earnings Call Information

Date: February 13, 2026

Time: 8:30 AM Eastern Time

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1752655&tp_key=3ac483b8a5

Dial-In: 1-877-407-0752 or 1-201-389-0912

About AtlasClear Holdings, Inc.

AtlasClear Holdings, Inc. (NYSE American: ATCH) is building a cutting-edge, technology-enabled financial services platform designed to modernize trading, clearing, settlement, and banking for emerging financial institutions and fintechs. Through its subsidiary Wilson-Davis & Co., Inc., a full-service correspondent broker-dealer registered with the SEC and FINRA, and its pending acquisition of Commercial Bancorp of Wyoming, AtlasClear seeks to deliver a vertically integrated suite of brokerage, clearing, risk management, regulatory, and commercial banking solutions. For more information, follow us on LinkedIn or X and visit www.atlasclear.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect AtlasClear Holdings’ current views with respect to, among other things, its future operations and financial performance. Forward-looking statements in this communication may be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “proposed,” “predict,” “project,” “seek,” “should,” “target,” “trends,” “will,” “would” and similar terms and phrases. Forward-looking statements contained in this communication include, but are not limited to, statements as to (i) the Company’s expectations regarding planned future growth and financial results, (ii) AtlasClear Holdings’ expectations regarding future financings, (iii) AtlasClear Holdings’ expectations as to future operational results, (v) AtlasClear Holdings’ anticipated growth strategy, including its planned acquisition of Commercial Bancorp of Wyoming, and (v) the financial technology of AtlasClear Holdings. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those anticipated. For additional details regarding risks and uncertainties, please refer to AtlasClear Holdings’ filings with the SEC, including its Form 10-Q for the quarter ended September 30, 2025, and its Annual Report on Form 10-K filed September 29, 2025. AtlasClear Holdings undertakes no obligation to update or revise forward-looking statements, except as required by law.

Company Contact:

AtlasClear Holdings, Inc.

Email: AtlasClearIR@atlasclear.com

Investor Relations Contact:

Jeff Ramson, CEO

PCG Advisory, Inc.

Email: jramson@pcgadvisory.com